UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 25, 2011

Anadys Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5871 Oberlin Drive, Suite 200, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 530-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 25, 2011 the Compensation Committee of the Board of Directors of Anadys Pharmaceuticals, Inc. approved certain change in control severance benefits for all employees of the Company, including its executive officers. The benefits will be payable in the event that (i) a qualifying change in control event occurs on or prior to June 30, 2012 and (ii) a qualifying job loss (generally defined as a termination without cause or resignation for good reason) occurs within a specified period of time prior to or following that change in control event. The change in control benefit amounts and qualifying job loss period for individual employees will vary by level of responsibility and/or years of service with the Company. With respect to the Company’s executive officers, these recently approved change in control severance benefits consist of a lump sum payment of 12 months base salary and a full annual target bonus (or the amount of the last annual bonus actually paid, if higher) less standard deductions and withholdings in the event of a qualifying job loss during the period commencing 6 months prior to and ending 24 months following a qualifying change in control. The foregoing benefits are in addition to the benefits currently available under the Amended and Restated Severance and Change in Control Agreement provided to each of the Company’s executive officers, bringing the total "double-trigger" change in control cash severance benefits payable to each of the Company’s executive officers to 24 months of base salary and two times the executive’s annual target bonus in the event that a qualifying change in control occurs on or prior to June 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anadys Pharmaceuticals, Inc.

August 25, 2011	By:	/s/ Peter Slover

Name: Peter Slover
Title: Vice President, Finance and Operations